NEWS RELEASE

The Hartford Reports Fourth Quarter And Full Year 2013 Financial Results; Announces 2014 Outlook And Capital Management Plan For 2014 And 2015

•	Fourth quarter 2013 core earnings* rose 78% to $456 million, or $0.94 per diluted share, over fourth quarter 2012; net income totaled $314 million, or $0.65 per diluted share

•	Full year 2013 core earnings increased 26% to $1,742 million, or $3.55 per diluted share, from full year 2012; net income was $176 million, or $0.34 per diluted share

•	Standard Commercial renewal written pricing increases remained stable at 8% for the sixth consecutive quarter

•	Full year 2013 combined ratio, before catastrophes and prior year development*, of 92.4 improved 2.4 points from 94.8 in 2012

•
Japan variable annuity (VA) and U.S. VA policy count declined 26% and 14%, respectively, in 2013; Fourth quarter 2013 Japan VA and U.S. VA annualized full surrender rates were 42% and 15%, respectively

•	Full year 2014 core earnings outlook of $1,650 million to $1,750 million, a modest increase over 2013 core earnings, excluding net favorable items

•	2014 and 2015 capital management plan totaling $2.656 billion, including equity repurchases totaling $2.0 billion and repayment of debt maturities of $656 million

HARTFORD, Conn., Feb. 3, 2014 – The Hartford (NYSE:HIG) reported core earnings of $456 million for the three months ended Dec. 31, 2013 (fourth quarter 2013), up 78% from $256 million in fourth quarter 2012 due to lower catastrophe losses and improved Property and Casualty (P&C) Commercial and Group Benefits margins, partially offset by a decline in core earnings from Talcott Resolution and Corporate. Core earnings per diluted share rose 81% to $0.94 from $0.52 in fourth quarter 2012.

*Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP").

Fourth quarter 2013 net income totaled $314 million, or $0.65 per diluted share, compared with a fourth quarter 2012 net loss of $46 million, or $0.13 per diluted share, reflecting both higher core earnings and lower net realized capital losses. Fourth quarter 2013 net realized capital losses not included in core earnings, which are principally on international VA hedging programs, totaled $177 million, after-tax and deferred acquisition costs (DAC), a 37% decrease from $282 million, after-tax and DAC, in fourth quarter 2012.

“Fourth quarter was a strong finish to an outstanding year for The Hartford,” said The Hartford’s Chairman, President and CEO Liam E. McGee. “We executed our strategy and delivered 41% core earnings growth in P&C, Group Benefits and Mutual Funds, and reduced VA policy counts in Japan and the U.S. by 26% and 14%, respectively. Pricing increases in P&C Standard Commercial remained stable at 8% for the sixth consecutive quarter and profits rebounded in Group Benefits.”
“The Hartford’s 2014 outlook demonstrates confidence in the company's continued ability to create shareholder value. We are focused on driving profitable growth, further reducing risk in Talcott Resolution, and making the company work more effectively and efficiently. With our strong financial position and capital generation, we were pleased to announce a new, two-year $2.656 billion capital management plan,” added McGee.
For the full year ended Dec. 31, 2013 (full year 2013), core earnings grew 26% to $1,742 million, or $3.55 per diluted share, from $1,386 million, or $2.85 per diluted share in 2012. Core earnings improved as a result of lower catastrophe losses and improved margins in P&C Commercial, Consumer Markets and Group Benefits, partially offset by a decline in core earnings from Talcott Resolution.

Full year 2013 net income was $176 million, or $0.34 per diluted share compared with full year 2012 net loss of $38 million, or $0.18 per diluted share. Full year 2013 net income was impacted by $701 million, after-tax and DAC, of net realized capital losses, principally related to international VA hedging programs, that are not included in core earnings and a $525 million, after-tax, unlock charge. Full year 2012 net income included $410 million of net realized capital losses not included in core earnings, after-tax and DAC; $587 million loss on extinguishment of debt, after-tax; and $388 million net reinsurance loss, after-tax, related to the sale of the Individual Life business, announced in September 2012.

CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended			Years Ended
	Dec. 31 2013	Dec. 31 2012	Change[2]	Dec. 31 2013	Dec. 31 2012	Change[2]
Core earnings (loss):
P&C Commercial	$229	$26	NM	$827	$511	62%
Consumer Markets	$49	$11	NM	$205	$159	29%
P&C Other Operations	$22	$17	29%	($11)	$44	NM
Property & Casualty Combined	$300	$54	NM	$1,021	$714	43%
Group Benefits	$55	$39	41%	$158	$101	56%
Mutual Funds	$20	$16	25%	$78	$74	5%
Sub-Total	$375	$109	NM	$1,257	$889	41%
Talcott Resolution	$173	$202	(14)%	$735	$810	(9)%
Corporate	($92)	($55)	(67)%	($250)	($313)	20%
Core earnings	$456	$256	78%	$1,742	$1,386	26%
Net income (loss)	$314	($46)	NM	$176	($38)	NM
Net income (loss) available to common shareholders per diluted share[1]	$0.65	$(0.13)	NM	$0.34	$(0.18)	NM
Weighted average diluted common shares outstanding	486.1	488.9	(1)%	490.6	486.8	1%
Core earnings available to common shareholders per diluted share[1]	$0.94	$0.52	81%	$3.55	$2.85	25%

[1]	Includes dilutive potential common shares

[2]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Fourth quarter 2013 net income and core earnings included the following items that had no net impact on earnings, compared with items that decreased net income and core earnings by a total of $120 million, after-tax, or $0.25 per diluted share, in fourth quarter 2012:

•
Fourth quarter 2013 catastrophe losses that were less than the company's $42 million, after-tax, outlook by $24 million, after-tax, or $0.05 per diluted share. This compares with fourth quarter 2012 catastrophe losses that were $174 million, after-tax, or $0.36 per diluted share, higher than the company's fourth quarter 2012 outlook of $44 million, after-tax;

•
Fourth quarter 2013 unfavorable P&C (Combined) prior year loss and loss adjustment expense reserve development (PYD) of $10 million, after-tax, or $0.02 per diluted share, compared with fourth quarter 2012 unfavorable PYD of $6 million, after-tax, or $0.01 per diluted share;

•
Fourth quarter 2013 Corporate segment expense of $14 million, after-tax, or $0.03 per diluted share, related to a tax adjustment, compared to a fourth quarter 2012 Corporate segment tax benefit of $17 million, after-tax, or $0.03 per diluted share, related to retiree prescription drug benefits; and

•	Fourth quarter 2012 core earnings in Talcott Resolution of $43 million, or $0.09 per diluted share, from the Individual Life and Retirement Plans businesses that were sold in first quarter 2013.

Full year 2013 net income and core earnings included the following items that increased net income and core earnings by a total of $19 million, after-tax, or $0.04 per diluted share, compared with items that decreased net income and core earnings by a total of $26 million, after-tax, or $0.05 per diluted share, in 2012.

•
Full year 2013 catastrophe losses that were less than the company's 2013 outlook of $305 million, after-tax, by $103 million, after-tax, or $0.21 per diluted share, compared with full year 2012 catastrophe losses that were $210 million, after-tax, or $0.43 per diluted share, greater than the company's 2012 catastrophe outlook of $249 million, after-tax;

•	Full year 2013 unfavorable PYD of $125 million, after-tax, or $0.25 per diluted share, compared with full year 2012 favorable PYD of $3 million, after-tax, or $0.01 per diluted share;

•
Full year 2013 net benefit of $41 million, or $0.08 per diluted share, in the Corporate segment for an insurance recovery, tax adjustment and other items, compared with a full year 2012 tax benefit totaling $17 million, or $0.03 per diluted share; and

•	Full year 2012 core earnings in Talcott Resolution of $164 million, or $0.34 per diluted share, from the Retirement Plans and Individual Life businesses that were sold in first quarter 2013.

2014 OUTLOOK

The Hartford announced that the company's full year 2014 core earnings outlook is $1,650 million to $1,750 million. The 2014 outlook includes catastrophe losses of $305 million, after-tax, unfavorable PYD of $22 million, after-tax, due to the accretion of the discount on workers' compensation loss reserves, and limited partnership and other alternative investment returns of 6%, or $112 million, after-tax.

"With improved financial flexibility and growing dividend capacity from our operating subsidiaries, we are pleased to announce our 2014 and 2015 capital management plan and 2014 core earnings outlook of $1.65 billion to $1.75 billion," said The Hartford’s Chief Financial Officer Christopher J. Swift. "Our 2014 outlook represents a modest increase over 2013 core earnings and ROE, adjusted for certain 2013 items including favorable catastrophes and limited partnership income and unfavorable prior year development. Having closed out an outstanding 2013, we are now focused on 2014 and beyond. We look forward to making continued progress on our goals to grow book value per share and to increase core earnings ROE."

The Hartford's outlook is a management estimate based on business, competitive, capital market, catastrophe loads and other assumptions. Key business and market assumptions included in this outlook are set forth in the table below. This outlook is subject to change for many reasons, including unusual or unpredictable items, such as catastrophe losses, tax benefits or charges, prior year development, investment results, and other items. The company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.

2014 Outlook

($ in millions)	2013 Actual	2014 Outlook
Consolidated core earnings	$1,742	$1,650 - $1,750
Key Metrics and Market Assumptions:
P&C Commercial combined ratio[1]	93.0	90.0 - 92.0
Consumer Markets combined ratio[1]	90.6	87.0 - 90.0
P&C catastrophe loss ratio[2]	3.2%	4.7%
Group Benefits core earnings after-tax margin	4.3%	4.5% - 5.0%
Talcott Resolution core earnings	$735	$560 - $580
Annualized investment portfolio yield[3]	4.3%	4.1%
S&P 500 annualized return	29.6%	4.0%
10 Year Treasury yield, at year-end	3.0%	3.2%

[1] Excludes catastrophes and PYD and is a financial measure not calculated based on generally accepted accounting principles
[2] Outlook includes P&C catastrophe ratio outlook of 2.5% in P&C Commercial and 8.3% in Consumer Markets
[3] Yields calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, repurchase agreement and dollar roll collateral, and consolidated variable interest entity non-controlling interests

Full year 2013 core earnings include the impact of certain items that differ or are not included in the company's 2014 core earnings outlook. In particular, 2013 catastrophes were $103 million, after-tax, below the company's 2013 outlook; the 2014 outlook includes a catastrophe loss estimate of $305 million, after-tax. In addition, full year 2014 unfavorable PYD includes only the accretion of discount on workers' compensation reserves, whereas full year 2013 PYD includes unfavorable development on other P&C lines, including $92 million, after-tax, of unfavorable asbestos and environmental PYD. Finally, the yield on full year 2013 limited partnership and other alternative investments was 10%, above the company's 2014 outlook of 6%. The table below provides a reconciliation of these and Corporate segment items between full year 2013 core earnings and the 2014 outlook.

2013 Core Earnings Reconciliation To 2014 Outlook

($ in millions)	2013	2014 Outlook

Core earnings	$1,742	$1,650	-	$1,750

Adjustments:
Catastrophes favorable to outlook	(103)
Unfavorable prior year development	125	22	-	22
Net favorable items in Corporate	(41)
Limited partnership returns above 6% return	(73)

Adjusted core earnings	$1,650	$1,672	-	$1,772
2014 outlook growth over 2013, as adjusted		1%	-	7%

PROPERTY & CASUALTY (COMBINED)
Fourth Quarter 2013 Highlights:

•	Combined ratio, before catastrophes and PYD, improved 2.2 points to 93.2 from 95.4 in fourth quarter 2012

•	Written premiums grew 2% over fourth quarter 2012

•	Core earnings were $300 million, compared to $54 million in fourth quarter 2012, primarily due to lower catastrophe losses

PROPERTY & CASUALTY
($ in millions)	Three Months Ended
	Dec. 31 2013	Dec. 31 2012	Change
Underwriting gain (loss)*	$128	$(229)	NM
Investment income	$324	$301	8%
Core earnings	$300	$54	NM
Net income	$346	$80	NM
Expense ratio	28.3	28.2	(0.1)
Combined ratio	94.9	109.2	14.3
Combined ratio before catastrophes and PYD	93.2	95.4	2.2
PYD, before tax	$15	$9	67%
Current accident year catastrophe losses, before tax	$28	$335	92%
Written premiums	$2,349	$2,314	2%

Fourth quarter 2013 P&C (Combined) core earnings were $300 million, an increase from $54 million in fourth quarter 2012 due to significantly lower catastrophe losses and better current accident year results. Fourth quarter 2013 net income was $346 million, compared with $80 million in fourth quarter 2012, reflecting the improvement in core earnings.

Fourth quarter 2013 underwriting gain was $128 million, a substantial improvement compared with a loss of $229 million in fourth quarter 2012, as a result of improved current accident year results and lower catastrophe losses. Catastrophe losses totaled $28 million, before tax, in fourth quarter 2013, a substantial decline from fourth quarter 2012 catastrophe losses of $335 million, before tax, which included significant losses from Storm Sandy. PYD had a relatively modest impact on underwriting results in both periods, totaling an unfavorable $15 million, before tax, in fourth quarter 2013 compared with an unfavorable $9 million, before tax, in fourth quarter 2012.

Fourth quarter 2013 combined ratio was 94.9 compared with 109.2 in fourth quarter 2012. Before catastrophes and PYD, the P&C (Combined) fourth quarter 2013 combined ratio improved 2.2 points to 93.2 compared with 95.4 in fourth quarter 2012, reflecting pricing and underwriting initiatives in P&C Commercial.

Fourth quarter 2013 written premiums increased 2% over the prior year period, reflecting 1% growth in P&C Commercial and 3% growth in Consumer Markets.

P&C Commercial
Fourth Quarter 2013 Highlights:

•	Underwriting gain improved to $98 million compared with a loss of $193 million in fourth quarter 2012 due to lower catastrophe losses and better current accident year results

•	Standard Commercial renewal written pricing increased 8% in fourth quarter 2013, consistent with the last five quarters

•	Middle Market workers' compensation represented 30% of new business, compared with 38% in fourth quarter 2011

P&C COMMERCIAL
($ in millions)	Three Months Ended
	Dec. 31 2013	Dec. 31 2012	Change
Underwriting gain (loss)	$98	$(193)	NM
Combined ratio	93.7	112.3	18.6
Combined ratio before catastrophes and PYD	92.5	97.8	5.3
Small Commercial	85.9	92.8	6.9
Middle Market	94.8	99.0	4.2
Specialty	100.6	111.2	10.6
Written premiums	$1,463	$1,454	1%
Standard commercial price increases	8%	8%	—

P&C Commercial underwriting gain was $98 million in fourth quarter 2013 versus a loss of $193 million in fourth quarter 2012 due to lower catastrophe losses and better current accident year results in each of its three businesses (Small Commercial, Middle Market and Specialty.) Fourth quarter 2013 catastrophe losses totaled $7 million, before tax, compared with $209 million, before tax, in fourth quarter 2012, due to Storm Sandy.

Unfavorable PYD decreased to $12 million, before tax, in fourth quarter 2013 compared with $18 million, before tax, in fourth quarter 2012. Unfavorable PYD in fourth quarter 2013 was largely related to the package business, which was partially offset by favorable development on workers’ compensation, principally for older accident years.

The combined ratio before catastrophes and PYD improved to 92.5 in fourth quarter 2013 compared with 97.8 in fourth quarter 2012, reflecting improved underwriting margins in Small Commercial, Middle Market and Specialty. Before catastrophes and PYD, the fourth quarter 2013 combined ratio for Small Commercial was 85.9, a 6.9 point improvement from 92.8 in fourth quarter 2012, while Middle Market improved by 4.2 points to 94.8 from 99.0 in fourth quarter 2012 and Specialty improved 10.6 points to 100.6 from 111.2 in fourth quarter 2012.

Renewal written pricing in Standard Commercial, which is comprised of Small Commercial and Middle Market, remained strong in fourth quarter 2013, reflecting price increases in all business lines. Renewal written pricing increased 8% in Standard Commercial, consistent with the last five quarters. Small Commercial renewal written pricing increases averaged 8%, including an increase of 11% in commercial auto. Middle Market renewal written pricing increases averaged 7%, reflecting increases of 8% in both workers' compensation and property and 10% in commercial auto.

Written premiums grew 1% from $1,454 million in fourth quarter 2012 to $1,463 million in fourth quarter 2013, driven by growth in Small Commercial and Middle Market, which were up 1% and 2%, respectively. Written premium growth reflects higher pricing on renewals in Small Commercial, stronger new business production in Middle Market and solid retention in both business lines. New business premium for Small Commercial and Middle Market totaled $213 million, up 13% from $189 million in fourth quarter 2012 driven by Middle Market property and general liability. Policy count retention in Small Commercial was 82% in fourth quarter 2013 compared with 83% in fourth quarter 2012. Middle Market policy count retention for fourth quarter 2013 was 79%, flat versus fourth quarter 2012.

Consumer Markets
Fourth Quarter 2013 Highlights:

•	Written premiums rose 3% compared with fourth quarter 2012

•	New business premium increased 18% year over year, driven by auto

•	Combined ratio 95.8 compared with 102.3 in fourth quarter 2012

CONSUMER MARKETS
($ in millions)	Three Months Ended
	Dec. 31 2013	Dec. 31 2012	Change
Underwriting gain (loss)	$39	$(21)	NM
Combined ratio	95.8	102.3	6.5
Combined ratio before catastrophes and PYD	93.6	90.0	(3.6)
Written premiums	$886	$859	3%

Consumer Markets had an underwriting gain of $39 million in fourth quarter 2013 compared with a loss of $21 million in fourth quarter 2012 due primarily to lower catastrophe losses. Before catastrophes and PYD, the fourth quarter 2013 combined ratio increased 3.6 points to 93.6 from 90.0 in the prior year period as a result of fourth quarter 2013 current accident year reserve strengthening in auto and higher homeowners severity in fourth quarter 2013 compared to very favorable experience in fourth quarter 2012.

Catastrophe losses totaled $21 million, before tax, in fourth quarter 2013, significantly lower than fourth quarter 2012, which totaled $126 million due to Storm Sandy. On a net basis, there was no PYD in fourth quarter 2013 compared with favorable PYD of $14 million, before tax, in fourth quarter 2012, principally from homeowners.

The auto combined ratio, before catastrophes and PYD, was 102.7 in fourth quarter 2013, 2.2 points higher than 100.5 in fourth quarter 2012 due to a strengthening of current accident year auto liability reserves as frequency trends developed slightly higher than expected during the second half of the year. The combined ratio for homeowners, before catastrophes and PYD, was 70.6, 4.9 points higher than 65.7 in fourth quarter 2012, due to higher non-catastrophe weather losses compared to very favorable experience in 2012.

Fourth quarter 2013 written premiums rose 3% from fourth quarter 2012 as a result of new business premium growth, stable premium retention, and renewal written price increases. Fourth quarter 2013 premium retention for auto remained stable at 87% while homeowners increased by 1 point to 92%. Fourth quarter 2013 renewal written price increase averaged 5% in auto and 8% in homeowners, compared with 5% and 6%, respectively, in fourth quarter 2012.

New business premium totaled $126 million, 18% higher than fourth quarter 2012 new business premium of $107 million due to strong auto new business across all channels, particularly AARP Agency and AARP Direct.

P&C Other Operations

Fourth quarter 2013 underwriting loss was $9 million compared with $15 million in fourth quarter 2012. Fourth quarter 2013 results included unfavorable PYD of $3 million, before tax, while fourth quarter 2012 had unfavorable PYD of $5 million, before tax.

GROUP BENEFITS
Fourth Quarter 2013 Highlights:

•	Core earnings of $55 million, up 41% from $39 million in fourth quarter 2012, due to improved group long-term disability results

•	Improved core earnings after-tax margin of 5.9% compared with 3.8% in fourth quarter 2012

•	Loss ratio improved 4.3 points from fourth quarter 2012 to 72.7% driven by favorable long-term disability pricing and loss trends

GROUP BENEFITS
($ in millions)	Three Months Ended
	Dec. 31 2013	Dec. 31 2012	Change
Fully insured premiums¹	$821	$915	(10%)
Loss ratio	72.7%	77.0%	4.3
Core earnings	$55	$39	41%
[1] Fully insured ongoing premiums excludes buyout premiums and premium equivalents

Fourth quarter 2013 Group Benefits core earnings were $55 million, a 41% increase compared with $39 million in fourth quarter 2012. Results reflect improved group long-term disability results, which tend to have favorable seasonality in the fourth quarter. Net income in fourth quarter 2013 rose 26% to $58 million compared with $46 million in fourth quarter 2012 due to higher core earnings, partially offset by lower realized capital gains.

The loss ratio of 72.7% in fourth quarter 2013 declined from 77.0% in fourth quarter 2012, a 4.3 point improvement principally due to improved group disability results. The group disability loss ratio, which includes both short-term and long-term disability, improved by 10.1 points to 75.7% from 85.8% in fourth quarter 2012, reflecting favorable long-term disability recoveries and incidence trends and improved pricing. As a result of improved loss trends, the core earnings after-tax margin rose to 5.9% from 3.8% in fourth quarter 2012.

In fourth quarter 2013, fully insured premiums in Group Benefits were $821 million, a 10% decrease compared with $915 million in fourth quarter 2012. The reduction in premiums was expected and was primarily the result of the previously disclosed non-renewal of the largest account in this segment due to pricing and other considerations, continued pricing discipline, and management actions on the Association - Financial Institutions block of business.

MUTUAL FUNDS
Fourth Quarter 2013 Highlights:

•Core earnings were $20 million, up 25% compared with fourth quarter 2012

•	Total Mutual Funds assets under management totaled $70.9 billion at Dec. 31, 2013, up 15% since Dec. 31, 2012

•	Mutual Funds gross sales rose 13% versus fourth quarter 2012, while net flows improved to $(0.4) billion

MUTUAL FUNDS
($ in millions)	Three Months Ended
	Dec. 31 2013	Dec. 31 2012	Change
Core earnings	$20	$16	25%
Total Mutual Funds sales	$3,555	$3,153	13%
Total Mutual Funds net flows	$(442)	$(1,057)	58%
Total Mutual Funds assets under management	$70,918	$61,611	15%
Average Mutual Funds assets under management (AUM)	$68,839	$61,447	12%
Annuity AUM	$25,817	$26,036	(1%)
Total AUM	$96,735	$87,647	10%
Average AUM	$94,566	$87,884	8%

Fourth quarter 2013 core earnings grew 25% to $20 million compared to $16 million in fourth quarter 2012 while fourth quarter 2013 net income was $19 million, up 27% from $15 million in fourth quarter 2012. The increase in earnings was driven by growth in the retail and defined contribution mutual funds business, while earnings from annuity mutual funds remained stable. Earnings growth was driven by higher assets under management due to favorable market conditions, partially offset by increased expenses. The change in operating expenses was driven by higher variable distribution-related expenses combined with higher state taxes.

Total assets under management (AUM) rose 10% to $96.7 billion at Dec. 31, 2013 from $87.6 billion at Dec. 31, 2012 due to 15% growth in Mutual Funds AUM during that time period, partially offset by a 1% decline in Annuity AUM, as a result of surrender activity on the company's U.S. VA block.

Mutual Funds AUM increased due to strong sales and market appreciation, partially offset by redemptions. Mutual Funds sales rose 13% to $3.6 billion from $3.2 billion in the fourth quarter 2012 while net outflows improved to $0.4 billion, compared with $1.1 billion in fourth quarter 2012.

TALCOTT RESOLUTION
Fourth Quarter 2013 Highlights:

•	Japan VA and U.S. VA policy count declined 26% and 14%, respectively, in 2013, reflecting a permanent reduction in risk

•	Japan VA and U.S. VA annualized full surrender rates of 42% and 15%, respectively

•	Completed the sale of the U.K. VA company to a subsidiary of Berkshire Hathaway in December 2013

TALCOTT RESOLUTION
($ in millions)	Three Months Ended
	Dec. 31 2013	Dec. 31 2012	Change
Core earnings	$173	$202	(14%)
Net loss	$(15)	$(148)	90%
U.S. VA annualized full surrender rate[1]	14.5%	10.4%	4.1
Japan VA annualized full surrender rate[1]	41.5%	3.7%	37.8
U.S. VA account value	$61,812	$64,824	(5%)
Japan VA account value	$20,130	$27,716	(27%)
[1] Full surrender rate represents full contract liquidation; excludes partial withdrawals

Talcott Resolution fourth quarter 2013 core earnings were $173 million, a 14% decrease compared with $202 million in fourth quarter 2012 due to the loss of earnings from sold businesses and the continued runoff of the annuity block, partially offset by lower DAC amortization expenses and favorable investment income from limited partnerships and other alternative investments. Fourth quarter 2012 core earnings from the Individual Life and Retirement Plans businesses that were sold in January 2013 totaled $43 million.

Talcott Resolution fourth quarter 2013 net loss was $15 million compared with net loss of $148 million in fourth quarter 2012. The fourth quarter 2013 net loss included net realized capital losses not included in core earnings of $233 million, after-tax and DAC, principally from international VA hedging programs, partially offset by an unlock benefit of $47 million, after-tax.

U.S. VA policy counts as of Dec. 31, 2013 declined 3% from Sept. 30, 2013 and 14% from Dec. 31, 2012, reflecting a permanent reduction in risk. In fourth quarter 2013, the U.S. VA annualized full surrender rate increased to 14.5% compared with 10.4% in fourth quarter 2012. The increase in the U.S. VA surrender rate reflects both the improved moneyness level and the aging of the block. At Dec. 31, 2013, only 5% of contracts with living benefit guarantees, including guaranteed minimum withdrawal benefits, were in-the-money, compared with 23% of contracts at Dec. 31, 2012. Average moneyness was 12% for living benefit contracts in-the-money as of Dec. 31, 2013 compared to 9% as of Dec. 31, 2012. The Enhanced Surrender Value program and other initiatives contributed approximately 1.4 points to the fourth quarter 2013 annualized full surrender rate.

Primarily as a result of surrender activity, the U.S. VA account values had negative net flows of $14.6 billion during full year 2013. U.S. VA account values declined to $61.8 billion from $64.8 billion at Dec. 31, 2012, as the impact of negative net flows on account values were partially offset by favorable market appreciation during 2013.

Japan VA policy counts as of Dec. 31, 2013 declined 11%, from Sept. 30, 2013 and 26% from Dec. 31, 2012, reflecting a significant and permanent reduction in risk on that block of business. The Japan VA annualized full surrender rate was 41.5% in fourth quarter 2013, up from 30.8% in third quarter 2013 and 3.7% in fourth quarter 2012. The increase in the Japan VA surrender rate was due to the both the improved moneyness level and the aging of the block. At Dec. 31, 2013, approximately 20% of the contracts with living benefit guarantees, including guaranteed minimum income benefits, were in-the-money, a substantial improvement from 97% of contracts at Dec. 31, 2012. Average moneyness was 3% for living benefit contracts in-the-money at Dec. 31, 2013 compared to 12% at Dec. 31, 2012.

Due largely to 2013 negative net flows of $8.1 billion, Japan VA account values declined by 27% to $20.1 billion at Dec. 31, 2013 from $27.7 billion at Dec. 31, 2012.

CORPORATE

Fourth quarter 2013 Corporate core losses totaled $92 million, versus core losses of $55 million in fourth quarter 2012; the Corporate net loss totaled $94 million in fourth quarter 2013 compared with a net loss of $39 million in fourth quarter 2012. Fourth quarter 2013 core losses included a $14 million unfavorable tax adjustment, while fourth quarter 2012 core losses included a one-time tax benefit of $17 million, related to retiree prescription drug benefits. Interest expense totaled $96 million, before tax, in the quarter, a decrease of 12% from $109 million, before tax, in fourth quarter 2012.

INVESTMENTS
Fourth Quarter 2013 Highlights:

•	Annualized investment yield of 4.3%, before tax, level with fourth quarter 2012

•
Annualized investment yield, excluding limited partnerships and other alternative investments, before tax, was 4.0%, down from 4.2% in fourth quarter 2012, excluding the Individual Life and Retirement Plans businesses that were sold in January 2013

•	Net impairment losses, including mortgage loan loss reserves, totaled $15 million, before tax

INVESTMENTS
($ in millions)	Three Months Ended
Amounts presented before tax	Dec. 31 2013	Dec. 31 2012	Change
Net investment income, excluding trading securities	$827	$1,038	(20%)
Net impairment losses including mortgage loan loss reserves	$15	$172	(91%)
Annualized investment yield[1]	4.3%	4.3%	—
Annualized investment yield, excluding Retirement Plans and Individual Life	4.3%	4.2%	0.1
Annualized investment yield, excluding limited partnerships and other alternative investments	4.0%	4.3%	(0.3)
Annualized investment yield, excluding Retirement Plans, Individual Life and limited partnerships and other alternative investments	4.0%	4.2%	(0.2)

[1] Yields, before tax, calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, repurchase agreement and dollar roll collateral, and consolidated variable interest entity non-controlling interests. Yield calculations for all periods exclude income and assets associated with the disposal of the U.K. VA business.

Fourth quarter 2013 net investment income, excluding trading securities associated with the company's Japan VA block, totaled $827 million, before tax, a 1% decrease over fourth quarter 2012, adjusted for the January 2013 sales of the Individual Life and Retirement Plans businesses. The decrease in net investment income compared to fourth quarter 2012 was largely due to a reduction in invested assets, partially offset by higher investment income on limited partnerships and other alternative investments.

Annualized investment yield, before tax, including investment income on limited partnerships and other alternative investments, was 4.3% in fourth quarter 2013, slightly higher than fourth quarter 2012, adjusted for the sales of the Individual Life and Retirement Plans businesses. Limited partnerships and other alternative investments generated income of $80 million, before tax, for an annualized return of 11% in fourth quarter 2013 compared with investment income of $44 million, before tax, for an annualized return of 6% in fourth quarter 2012. Fourth quarter 2013 new money yields were modestly higher than the yield on securities that matured or were sold during the quarter.

Fourth quarter 2013 annualized investment yield, before tax, excluding limited partnerships and other alternative investments, decreased to 4.0%, compared with 4.2% in fourth quarter 2012, excluding the sales of the Individual Life and Retirement Plans businesses. The lower yield in fourth quarter 2013 was primarily due to a reduction in income from repurchase agreements, mortgage loan prepayment activity, and higher average short-term investment level compared with fourth quarter 2012.

Net impairment losses for fourth quarter 2013, including the change in mortgage loan loss reserves, totaled $15 million, before tax, compared with $172 million, before tax, in fourth quarter 2012. Impairment losses for fourth quarter 2012 included intent-to-sell impairments related to the businesses sold in January 2013.

Total invested assets, excluding trading securities associated with the company's Japan VA block, were $78.7 billion as of Dec. 31, 2013 compared with $105.3 billion at Dec. 31, 2012, and declined principally due to the sales of the Individual Life and Retirement Plans businesses and the impact of higher interest rates on invested assets, which are recorded at fair market value.

Net unrealized gains on available-for-sale securities were $1.7 billion as of Dec. 31, 2013, down from $6.2 billion at Dec. 31, 2012, with $1.4 billion of the decrease resulting from the sales of the Individual Life and Retirement Plans businesses and the balance of the decrease primarily due to higher market interest rates as of Dec. 31, 2013.

The duration of the general account portfolio, excluding certain assets related to hedging the Japan VA block and the Individual Life and Retirement Plans businesses, was 5.3 years at Dec. 31, 2013, slightly lower than the duration of 5.4 years, at Dec. 31, 2012.

STOCKHOLDERS’ EQUITY

($ in millions)	As of
	Dec. 31 2013	Dec. 31 2012
Stockholders' equity	$18,905	$22,447
Stockholders' equity (ex. AOCI)¹	$18,984	$19,604
Book value per diluted share	$39.14	$45.80
Book value per diluted share (ex. AOCI)*	$39.30	$40.00
[1] Accumulated other comprehensive income (AOCI)

The Hartford’s stockholders’ equity was $18.9 billion as of Dec. 31, 2013, a decrease of $3.5 billion, or 16%, from $22.4 billion as of Dec. 31, 2012, principally due to the decrease in AOCI from $2.8 billion at Dec. 31, 2012 to $(0.1) billion at Dec. 31, 2013. In addition, shareholders' equity in 2013 was also reduced by share and warrant repurchases totaling $633 million and common and preferred dividends of $238 million, partially offset by net income of $176 million.

Book value per diluted common share was $39.14 as of Dec. 31, 2013, a decrease of 15% compared with $45.80 as of Dec. 31, 2012. Excluding AOCI, book value per diluted common share* decreased 2% to $39.30 as of Dec. 31, 2013, compared with $40.00 as of Dec. 31, 2012.

The company repurchased 6.5 million common shares totaling $225 million during fourth quarter 2013, bringing total repurchases to $633 million during 2013. These repurchases caused common shares outstanding and dilutive potential common shares at Dec. 31, 2013 to decrease to 483.0 million compared with 490.1 million, at Dec. 31, 2012.

Under the newly announced capital management plan, the company has $2 billion of equity repurchase authorization for 2014 and 2015. As of Jan. 31, 2014, the company has repurchased equity totaling $118 million during 2014.

CONFERENCE CALL

The Hartford will discuss its fourth quarter and full year 2013 financial results and 2014 outlook in a webcast on Tuesday, Feb. 4, 2014 at 9 a.m. EST. The webcast, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EST on Feb. 4, 2014.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2013, which is available at http://ir.thehartford.com.

ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.
From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contacts                    Investor Contacts
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

Thomas Hambrick                    Sean Rourke
860-547-9746                        860-547-5688
thomas.hambrick@thehartford.com            sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended Dec. 31, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,498	$821	$—	$25	$—	$3,344
Fee income	—	14	173	508	4	699
Net investment income (loss)
Securities available-for-sale and other	324	97	—	398	8	827
Equity securities, trading [1]	—	—	—	1,432	—	1,432
Total net investment income	324	97	—	1,830	8	2,259
Other revenues	73	—	—	—	1	74
Net realized capital gains (losses)	72	3	—	(366)	2	(289)
Total revenues	2,967	935	173	1,997	15	6,087
Benefits, losses, and loss adjustment expenses	1,658	607	—	394	—	2,659
Benefits, losses, and loss adjustment expenses – returns credited on international variable annuities [1]	—	—	—	1,432	—	1,432
Amortization of deferred policy acquisition costs	310	9	9	52	—	380
Insurance operating costs and other expenses	520	239	134	201	34	1,128
Interest expense	—	—	—	—	96	96
Restructuring and other costs	—	—	—	—	15	15
Total benefits and expenses	2,488	855	143	2,079	145	5,710
Income (loss) from continuing operations before income taxes	479	80	30	(82)	(130)	377
Income tax expense (benefit)	133	22	11	(69)	(36)	61
Income (loss) from continuing operations	346	58	19	(13)	(94)	316
Loss from discontinued operations, after-tax	—	—	—	(2)	—	(2)
Net income (loss)	346	58	19	(15)	(94)	314
Less: Unlock benefit, after-tax	—	—	—	47	—	47
Less: Restructuring and other costs, after-tax	—	—	—	—	(10)	(10)
Less: Loss from discontinued operations, after-tax	—	—	—	(2)	—	(2)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	46	3	(1)	(233)	8	(177)
Core earnings (losses)	$300	$55	$20	$173	$(92)	$456

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended Dec. 31, 2012
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,479	$915	$—	$(6)	$—	$3,388
Fee income	—	16	152	855	25	1,048
Net investment income (loss)
Securities available-for-sale and other	301	101	(1)	611	26	1,038
Equity securities, trading [1]	—	—	—	2,630	—	2,630
Total net investment income (loss)	301	101	(1)	3,241	26	3,668
Other revenues	73	—	—	—	1	74
Net realized capital gains	40	9	—	(611)	84	(478)
Total revenues	2,893	1,041	151	3,479	136	7,700
Benefits, losses, and loss adjustment expenses	2,004	717	—	600	—	3,321
Benefits, losses, and loss adjustment expenses – returns credited on international variable annuities [1]	—	—	—	2,630	—	2,630
Amortization of deferred policy acquisition costs	317	8	9	213	—	547
Insurance operating costs and other expenses	493	256	118	329	48	1,244
Interest expense	—	—	—	—	109	109
Restructuring and other costs	—	—	1	21	67	89
Total benefits and expenses	2,814	981	128	3,793	224	7,940
Income (loss) from continuing operations before income taxes	79	60	23	(314)	(88)	(240)
Income tax expense (benefit)	(2)	14	8	(166)	(49)	(195)
Income (loss) from continuing operations	81	46	15	(148)	(39)	(45)
Loss from discontinued operations, after-tax	(1)	—	—	—	—	(1)
Net income (loss)	80	46	15	(148)	(39)	(46)
Less: Unlock benefit, after-tax	—	—	—	39	—	39
Less: Restructuring and other costs, after-tax	—	—	(1)	(14)	(43)	(58)
Less: Loss from discontinued operations, after-tax	(1)	—	—	—	—	(1)
Less: Net realized capital gains (losses) and other, after-tax and DAC, excluded from core earnings	27	7	—	(375)	59	(282)
Core earnings (losses)	$54	$39	$16	$202	$(55)	$256

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Year Ended Dec. 31, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$9,864	$3,273	$—	$89	$—	$13,226
Fee income	—	57	678	2,059	11	2,805
Net investment income (loss)
Securities available-for-sale and other	1,270	390	—	1,675	27	3,362
Equity securities, trading [1]	—	—	—	6,061	—	6,061
Total net investment income	1,270	390	—	7,736	27	9,423
Other revenues	274	—	—	—	1	275
Net realized capital gains (losses)	118	50	—	428	(89)	507
Total revenues	11,526	3,770	678	10,312	(50)	26,236
Benefits, losses, and loss adjustment expenses	6,813	2,518	—	1,617	—	10,948
Benefits, losses, and loss adjustment expenses – returns credited on international variable annuities [1]	—	—	—	6,060	—	6,060
Amortization of deferred policy acquisition costs	1,237	33	39	1,392	—	2,701
Insurance operating costs and other expenses	1,977	964	520	738	14	4,213
Loss on extinguishment of debt	—	—	—	—	213	213
Reinsurance loss on dispositions	—	—	—	1,505	69	1,574
Interest expense	—	—	—	—	397	397
Restructuring and other costs	1	—	1	1	64	67
Total benefits and expenses	10,028	3,515	560	11,313	757	26,173
Income (loss) from continuing operations before income taxes	1,498	255	118	(1,001)	(807)	63
Income tax expense (benefit)	400	63	42	(500)	(252)	(247)
Income (loss) from continuing operations	1,098	192	76	(501)	(555)	310
Loss from discontinued operations, after-tax	(1)	—	—	(133)	—	(134)
Net income (loss)	1,097	192	76	(634)	(555)	176
Less: Unlock charge, after-tax	—	—	—	(525)	—	(525)
Less: Restructuring and other costs, after-tax	(1)	—	(1)	(1)	(41)	(44)
Less: Loss from discontinued operations, after-tax	(1)	—	—	(133)	—	(134)
Less: Loss on extinguishment of debt, after-tax	—	—	—	—	(138)	(138)
Less: Net gain (loss) on dispositions, after-tax	—	—	—	45	(69)	(24)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	78	34	(1)	(755)	(57)	(701)
Core earnings (losses)	$1,021	$158	$78	$735	$(250)	$1,742

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Year Ended Dec. 31, 2012
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$9,893	$3,748	$—	$(10)	$—	$13,631
Fee income	—	62	599	3,558	167	4,386
Net investment income (loss)
Securities available-for-sale and other	1,232	405	(3)	2,562	31	4,227
Equity securities, trading [1]	—	—	—	4,364	—	4,364
Total net investment income	1,232	405	(3)	6,926	31	8,591
Other revenues	257	—	—	—	1	258
Net realized capital gains (losses)	96	40	—	(1,005)	125	(744)
Total revenues	11,478	4,255	596	9,469	324	26,122
Benefits, losses, and loss adjustment expenses	7,270	3,029	—	2,949	—	13,248
Benefits, losses, and loss adjustment expenses – returns credited on international variable annuities [1]	—	—	—	4,363	—	4,363
Amortization of deferred policy acquisition costs	1,259	33	35	661	—	1,988
Insurance operating costs and other expenses	1,930	1,032	449	1,350	244	5,005
Loss on extinguishment of debt	—	—	—	—	910	910
Reinsurance loss on dispositions	—	—	—	415	118	533
Interest expense	—	—	—	—	457	457
Restructuring and other costs	6	1	3	68	121	199
Total benefits and expenses	10,465	4,095	487	9,806	1,850	26,703
Income (loss) from continuing operations before income taxes	1,013	160	109	(337)	(1,526)	(581)
Income tax expense (benefit)	238	31	38	(271)	(517)	(481)
Income (loss) from continuing operations	775	129	71	(66)	(1,009)	(100)
Income (loss) from discontinued operations, after-tax	(5)	—	—	67	—	62
Net income (loss)	770	129	71	1	(1,009)	(38)
Less: Unlock benefit, after-tax	—	—	—	28	—	28
Less: Restructuring and other costs, after-tax	(4)	—	(3)	(44)	(78)	(129)
Less: Income (loss) from discontinued operations, after-tax	(5)	—	—	67	—	62
Less: Loss on extinguishment of debt, after-tax	—	—	—	—	(587)	(587)
Less: Net loss on dispositions, after-tax	—	—	—	(270)	(118)	(388)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	65	28	—	(590)	87	(410)
Core earnings (losses)	$714	$101	$74	$810	$(313)	$1,386

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	Three Months Ended			Years Ended
	Dec. 31 2013	Dec. 31 2012	Change	Dec. 31 2013	Dec. 31 2012	Change
Core earnings (losses):
P&C Commercial	$229	$26	NM	$827	$511	62%
Consumer Markets	49	11	NM	205	159	29%
P&C Other Operations	22	17	29%	(11)	44	NM
Property & Casualty Combined	300	54	NM	1,021	714	43%
Group Benefits	55	39	41%	158	101	56%
Mutual Funds	20	16	25%	78	74	5%
Sub-total	375	109	NM	1,257	889	41%
Talcott Resolution	173	202	(14)%	735	810	(9)%
Corporate	(92)	(55)	67%	(250)	(313)	(20)%
CONSOLIDATED CORE EARNINGS	456	256	78%	1,742	1,386	26%
Add: Unlock benefit (charge), after-tax	47	39	21%	(525)	28	NM
Add: Restructuring and other costs, after-tax	(10)	(58)	(83)%	(44)	(129)	(66)%
Add: Income (loss) from discontinued operations, after-tax	(2)	(1)	100%	(134)	62	NM
Add: Loss on extinguishment of debt, after-tax	—	—	NM	(138)	(587)	(76)%
Add: Net reinsurance loss on dispositions, after-tax	—	—	NM	(24)	(388)	(94)%
Add: Net realized capital losses, after-tax and DAC, excluded from core earnings	(177)	(282)	(37)%	(701)	(410)	71%
Net income (loss)	$314	$(46)	NM	$176	$(38)	NM
PER SHARE DATA
Diluted earnings (losses) per common share
Core earnings available to common shareholders and assumed conversion of preferred shares	$0.94	$0.52	81%	$3.55	$2.85	25%
Less: Difference arising from shares used for the denominator between net loss and core earnings	—	—	NM	—	—	NM
Add: Unlock benefit (charge), after-tax	0.10	0.08	25%	(1.08)	0.06	NM
Add: Restructuring and other costs, after-tax	(0.02)	(0.12)	(83)%	(0.09)	(0.28)	(68)%
Add: Income (loss) from discontinued operations, after-tax	—	—	NM	(0.28)	0.14	NM
Add: Loss on extinguishment of debt, after-tax	—	—	NM	(0.28)	(1.26)	(78)%
Add: Net reinsurance loss on dispositions, after-tax	—	—	NM	(0.05)	(0.83)	(94)%
Add: Net realized capital losses, after-tax and DAC, excluded from core earnings	(0.37)	(0.61)	(39)%	(1.46)	(0.89)	64%
Less: Assumed conversion of preferred dividends	—	—	NM	(0.03)	(0.03)	—%
Net income (loss) available to common shareholders	$0.65	$(0.13)	NM	$0.34	$(0.18)	NM
NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2013, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI is set forth below.

	As of
	Dec. 31 2013	Dec. 31 2012	Change
Book value per diluted common share, including AOCI	$39.14	$45.80	(15)%
Less: Per diluted share impact of AOCI	$(0.16)	$5.80	NM
Book value per diluted common share, excluding AOCI	$39.30	$40.00	(2)%

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development (PYD) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD is provided in the table below.

	Three Months Ended		Years Ended
	Dec. 31 2013	Dec. 31 2012	Dec. 31 2013	Dec. 31 2012
P&C Commercial
Combined ratio	93.7	112.3	96.1	102.9
Catastrophe ratio	0.3	13.4	1.3	4.6
Non-catastrophe PYD	1.0	1.1	1.7	1.7
Combined ratio, excl. catastrophes and PYD	92.5	97.8	93.0	96.6

Consumer Markets
Combined ratio	95.8	102.3	95.2	97.4
Catastrophe ratio	2.0	13.8	4.6	9.7
Non-catastrophe PYD	0.2	(1.5)	—	(3.1)
Combined ratio, excl. catastrophes and PYD	93.6	90.0	90.6	90.8

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, loss on extinguishment of debt, gains and losses on business disposition transactions, certain restructuring charges and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly and annual periods ended Dec. 31, 2013 and 2012, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2013.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss)per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly and annual periods ended Dec. 31, 2013 and 2012 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting gain (loss): The Hartford's management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended 2013 and 2012, is set forth below.

	Three Months Ended		Years Ended
	Dec. 31 2013	Dec. 31 2012	Dec. 31 2013	Dec. 31 2012
P&C Commercial
Net income	$251	$45	$870	$547
Less: Income (loss) from discontinued operations	—	(1)	(1)	(5)
Less: Net realized capital gains (losses)	37	30	72	67
Add: Income tax expense	96	(9)	320	159
Less: Net servicing income	3	4	21	17
Less: Other income	(43)	(32)	(130)	(115)
Less: Net investment income	252	228	984	924
Underwriting gain	$98	$(193)	$244	$(182)

Consumer Markets
Net income	$69	$14	$229	$166
Less: Net realized capital gains	29	5	34	12
Add: Income tax expense	30	1	100	65
Less: Net servicing income	14	11	34	23
Less: Other income	(19)	(17)	(61)	(56)
Less: Net investment income	36	37	145	159
Underwriting gain	$39	$(21)	$177	$93

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company's current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of any governmental stimulus or austerity initiatives, sovereign credit concerns, a sustained low interest rate environment, higher tax rates, and other potentially adverse developments on financial, commodity and credit markets and consumer and business spending and investment and the effect of these events on our returns in investment portfolios and our hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with the strategic realignment of our business to focus on our property and casualty, group benefits and mutual fund businesses, place our Individual Annuity business into run-off and the sales of the Individual Life and Retirement Plans businesses; the risks, challenges and uncertainties associated with our capital management plan, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; execution risk related to the continued reinvestment of our investment portfolios and refinement of our hedge program for our run-off annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the uncertain effects of emerging claim and coverage issues; the company's ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the impact on our statutory capital of various factors, including many that are outside the company's control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company's financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our statutory and U.S. GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company's financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company's evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company's ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company's potential exposure for asbestos and environmental claims; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company's ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which, among other effects, vests a Financial Stability Oversight Council with the power to designate “systemically important” institutions, requires central clearing of, and/or imposes margin and capital requirements on, derivatives transactions, and created a new “Federal Insurance Office” within the U.S. Department of the Treasury; unfavorable judicial or legislative developments; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company's products, operating costs and required capital levels; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company's ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing and similar third-party relationships; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements; the company's ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements or in The Hartford's 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Form 10-Q/A and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.